Exhibit 15.1



May 10, 1996



Arizona Public Service Company
Post Office Box 53999
Phoenix, Arizona 85072-3999

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Arizona Public Service Company for the periods ended March 31, 1996 and 1995, as indicated in our report dated May 2, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, is incorporated by reference in Registration Statement Nos. 33-51085, 33-57822, 33-61228, 33-55473, and 33-64455 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Phoenix, Arizona